EXHIBIT 11
                                                       ----------

            FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER SHARE

                                              Primary
                                         ------------------
                                         Three Months Ended
                                              March 31,
                                         ------------------
                                          1995        1994
                                          ----        ----
  Weighted average shares:
    Shares outstanding                 12,360,213  12,027,895
    Estimated increase in shares
     outstanding due to allowed
     claims exceeding $ 85 million (1)    709,486   1,116,105
    Less treasury stock and shares
     held by wholly owned subsidiaries (2,395,295) (2,395,295)
    Net effect of dilutive warrants
     based on the treasury stock method   359,094     346,814
    Contingent issuance -
     Holders of FCI Notes (2)                -           -
                                       ----------  ----------
  Total weighted average shares
   outstanding                         11,033,498  11,095,519
                                       ==========  ==========

  Net earnings                           $152,000  $1,078,000
                                         ========  ==========
  Earnings per share                        $0.01       $0.10
                                            =====       =====

       Fully Diluted
     ------------------
     Three Months Ended
          March 31,
     ------------------
     1995         1994
     ----         ----

  12,360,213  12,027,895


     709,486   1,116,105

  (2,395,295) (2,395,295)

     378,615     373,333

     588,235     588,235
  ----------  ----------

  11,641,254  11,710,273
  ==========  ==========

    $152,000  $1,078,000
    ========  ==========
       $0.01       $0.09
       =====       =====

  (1) In accordance with the terms of the plans of reorganization the number of shares to be issued to unsecured claim holders will increase if the amount of the allowed unsecured claims exceeds $85 million. The number of shares issued will be increased to a number equal to 10,000,000 multiplied by the quotient of the total amount of the allowed unsecured claims divided by $85 million. For purposes of the earnings per share computation, the estimated amount of allowed claims, exclusive of the contingent issuance for the holders of the FCI Notes, totaled $111.1 million as of March 31, 1995.

  (2) In accordance with the terms of the plans of reorganization, Fairfield has reserved, but not issued, 588,235 shares of Common Stock for the benefit of the holders of the FCI Notes in the event the proceeds from the sale of the collateral securing the FCI Notes, or the value of any such collateral not sold, is insufficient to repay the FCI Notes.